EXHIBIT 99.1
                                                                    ------------

NEWS                                                                  Boston
FOR IMMEDIATE RELEASE                                                 Scientific


                                                   Boston Scientific Corporation
                                                   One Boston Scientific Place
                                                   Natick, MA 01760-15337

                                                   508-650-8000

                                                   www.bostonscientific.com


                   BOSTON SCIENTIFIC EXERCISES RIGHT TO OBTAIN
                   EXCLUSIVE PACLITAXEL LICENSE FROM ANGIOTECH

Natick, MA (November 23, 2004) -- Boston Scientific Corporation (NYSE: BSX) today announced that it had exercised its right under an existing licensing agreement with Angiotech Pharmaceuticals, Inc. (NASDAQ: ANPI, TSX: ANP) to obtain an exclusive license for the use of paclitaxel and other agents in the coronary vascular field. Paclitaxel is the active agent in Boston Scientific's TAXUS(TM) Express(2)(TM) paclitaxel-eluting coronary stent system. Boston Scientific will pay Angiotech an additional one percent royalty on certain sales in exchange for the exclusive license. In addition, Angiotech granted Boston Scientific the ability to sublicense Angiotech technology in the coronary vascular field to third parties in exchange for approximately $14 million and other contingent amounts.

"We are very pleased to obtain exclusive licensing rights for paclitaxel," said Jim Tobin, President and Chief Executive Officer of Boston Scientific. "This drug has proved to be extremely safe and effective in preventing restenosis, or re-blocking of arteries, in patients suffering from coronary artery disease. We plan to continue to use paclitaxel in our drug-eluting stent program and to investigate additional applications."

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties. For more information, please visit: www.bostonscientific.com.


This press release contains forward-looking statements. The Company wishes to caution the reader of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, risks associated with the commercialization of new technologies, competitive offerings, third party intellectual property, litigation and other factors described in the Company's filings with the Securities and Exchange Commission.

                                         CONTACT:  Milan Kofol
                                                   508-650-8569
                                                   Investor Relations
                                                   Boston Scientific Corporation

                                                   Paul Donovan
                                                   508-650-8541
                                                   Media Relations
                                                   Boston Scientific Corporation